Exhibit 14.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-85934,  333-100922 and 333-104282) of Trend Micro Incorporated of our report dated June 25, 2003 relating to the financial statements and financial statement schedule, which appears in the Form 20-F of Trend Micro Incorporated for the year ended December 31, 2002.

/s/  PricewaterhouseCoopers

Tokyo, Japan

September 12, 2003